UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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CSX Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 21, 2003

Dear Shareholder:

On behalf of the Board of Directors and the management of CSX Corporation, I invite you to attend our 2003 Annual Meeting of Shareholders. The Meeting will be held on Wednesday, May 7, 2003, at 10:00 a.m. (EDT), at The Radisson Airport Hotel & Conference Center, 1375 N. Cassady Avenue, Columbus, Ohio.

We want all shareholders to be represented at the Meeting. If you plan to attend, please note that when you vote your shares by proxy. Whether or not you plan to attend, it is important that your shares be represented, no matter how many shares you own. We encourage you to vote promptly, following the instructions on your Proxy Card.

We look forward to seeing you at the Meeting.

Michael J. Ward

Chairman of the Board,

President and Chief Executive Officer

Notice of Annual Meeting of Shareholders

Jacksonville, Florida

March 21, 2003

To Our Shareholders:

The Annual Meeting of Shareholders of CSX Corporation will be held at The Radisson Airport Hotel & Conference Center, 1375 N. Cassady Avenue, Columbus, Ohio, on Wednesday, May 7, 2003, at 10:00 a.m. (EDT), for the purpose of considering and acting upon the following matters:

•	Election of 12 directors;

•	Ratification of Ernst & Young LLP as independent certified public accountants for 2003;

•	Shareholder proposal regarding poison pill provisions; and

•	Such other matters as may properly come before the Meeting.

The above matters are described in the Proxy Statement. You are urged, after reading the Proxy Statement, to vote your shares by proxy using one of the following methods: (a) mark, sign, date, and return your Proxy Card by mail; or (b) vote by telephone or by the Internet using the instructions on your Proxy Card.

Only shareholders of record at the close of business on March 7, 2003, will be entitled to vote at the Meeting, either in person or by proxy. This Proxy Statement is being mailed to those shareholders on or about March 21, 2003.

By Order of the Board of Directors

Stephen R. Larson

Vice President-General Counsel & Corporate Secretary

PROXY STATEMENT

About the Annual Meeting

What is the purpose of the Annual Meeting?

CSX Corporation (“CSX” or the “Company”) is the parent of CSX Transportation, Inc. (“CSXT”); CSX World Terminals LLC; CSX Intermodal, Inc.; CSX Technology, Inc.; and The Greenbrier Resort Management Company. The address of CSX’s principal executive office is 500 Water Street, 15th Floor, Jacksonville, FL 32202.

At our Annual Meeting (the “Meeting”), shareholders will act upon the matters outlined in the Notice of Meeting on the first page of this Proxy Statement, including the election of directors, ratification of the Company’s independent accountants, and consideration of one shareholder proposal. In addition, management will report on the performance of the Company and respond to questions from shareholders.

Where will the Meeting be held?

The Meeting will be held on Wednesday, May 7, 2003, at 10:00 a.m. (EDT), at the Radisson Airport Hotel & Conference Center, 1375 N. Cassady Avenue, Columbus, Ohio. The Radisson is located one mile west of the Port Columbus Airport.

The Radisson is accessible to persons with disabilities. If you have a disability, we can provide reasonable assistance to help you participate in the meeting.

Who is soliciting my vote?

The Board of Directors of CSX (the “Board”) is soliciting your vote for the 2003 Meeting.

What will I be voting on?

•	Election of Directors.

•	Ratification of Ernst & Young LLP (“E&Y”) as independent certified public accountants for 2003.

•	Shareholder proposal regarding poison pill provisions.

How many votes do I have?

You will have one vote for every share of CSX stock you owned on March 7, 2003 (the “Record Date”).

How many votes can be cast by all shareholders?

As of the Record Date, CSX had outstanding 214,436,430 shares of common stock entitled to vote. Only shareholders of record at the close of business on March 7, 2003, will be entitled to vote.

How many votes must be present to hold the Meeting?

The Company’s bylaws provide that a majority of the outstanding shares of stock entitled to vote constitutes a quorum at any meeting of shareholders. As of the Record Date, 107,218,216 votes constitute a majority of the votes that can be cast.

We urge you to vote by proxy even if you plan to attend the Meeting so that we will know as soon as possible that enough votes will be present for us to hold the Meeting.

What are the voting procedures?

In accordance with the law of Virginia, the Company’s state of incorporation, and the Company’s bylaws, directors are elected by a plurality of votes cast by the shares entitled to vote at a meeting at which a quorum is present. For all other proposals, abstentions and broker “non-votes” are not considered to be voting “for” or “against” any proposal or any person nominated for director. The affirmative vote of the majority of shares represented at the meeting and entitled to vote will be required for approval of all other items.

How do I vote?

You can vote either in person at the Meeting or by proxy without attending the Meeting.

To vote by proxy, you must do one of the following:

•	fill out your Proxy Card, date and sign it, and return it by mail,

•	vote by telephone using the instructions on your Proxy Card, or

•	vote by Internet using the instructions on your Proxy Card.

If you want to vote in person at the Meeting, and you hold your CSX stock through a securities broker (that is, in street name), you must obtain a proxy from your broker and bring that proxy to the Meeting.

Can I change my vote?

Yes. A proxy may be revoked by a shareholder any time before it is voted by notice in writing delivered to the CSX Corporate Secretary, by timely receipt of another proxy (including an Internet or telephone vote), or by voting in person at the Meeting.

What if I don’t vote for some of the matters listed on my Proxy Card?

If you return a Proxy Card without indicating your vote, your shares will be voted for the nominees for director listed on the card, for Ernst and Young LLP as independent certified public accountants for 2003, and against the shareholder proposal regarding poison pill provisions.

How are votes tabulated?

Votes are tabulated by three inspectors of election designated by the Corporate Secretary.

Who pays for soliciting proxies?

The cost of soliciting proxies is being paid by CSX. In addition to solicitation by mail, officers and regular employees of CSX, for no additional compensation, may request the return of proxies by personal conversations or by telephone or telecopy. It also is expected that, for a fee of $12,500 plus reimbursement of certain out-of-pocket expenses, additional solicitation will be made by personal interview, telephone or telecopy under the direction of the proxy solicitation firm of MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016.

Could other matters be decided at the Meeting?

CSX is not aware of any matters to come before the Meeting other than those set forth in the accompanying Notice and this Proxy Statement. If any other matters arise at the Meeting, the proxies will be voted at the discretion of the proxy holders.

What is the deadline for consideration of shareholder proposals for the 2004 Annual Meeting?

A shareholder who wants to submit a proposal to be included in the Proxy Statement for the 2004 Annual Meeting of Shareholders must send it to the principal executive offices of CSX so that it is received on or before November 22, 2003.

A shareholder who wants to submit a proposal that will not be in the proxy statement but will be considered at the 2004 Annual Meeting must send it to the principal executive offices of CSX so that it is received on or before January 21, 2004. The proxies named by the Board with respect to the 2004 Annual Meeting shall have discretionary voting authority with respect to that proposal.

Any shareholder proposal received after January 21, 2004, will not be considered at the 2004 Annual Meeting.

Does the Board consider director nominees recommended by shareholders?

Yes, the Nominating and Organization Committee of the Board will review recommendations as to possible nominees received from shareholders and other qualified sources. Shareholder recommendations should be in writing addressed to the Chair of the Nominating and Organization Committee, c/o Corporate Secretary, CSX Corporation, 500 Water Street, C160, Jacksonville, Florida, 32202, and should include a statement about the qualifications and experience of the proposed nominee.

What happens if the Meeting is postponed or adjourned?

Your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Do I need a ticket to attend the Meeting?

Yes, you will be issued an admission ticket at the Shareholder Registration Desk at the Meeting. If you hold your shares in your name, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares through a bank or broker, you will need proof of ownership, such as a recent brokerage statement or letter from your bank or broker, along with proper identification.

How can I find CSX’s proxy materials and annual report on the Internet?

This proxy statement and the 2002 annual report are available on CSX’s Internet site:

www.csx.com/?fuseaction=investor.publications.

ITEM 1: ELECTION OF DIRECTORS

Twelve directors are to be elected to hold office until the next Annual Meeting of Shareholders is held and their successors are elected. Votes will be cast, unless otherwise specified, for the election of those named below. If, at the time of the Meeting, any nominee should be unable to serve as a director, such votes will be cast for such substitute nominee as may be nominated by the Board. All of the nominees listed other than Messrs. Kelly, Ratcliffe, and Shepard were previously elected directors by the shareholders. Two current directors of the Company, John R. Hall and James W. McGlothlin, are retiring from the Board and are not standing for re-election, and former Chairman John W. Snow resigned in late January to become United States Secretary of the Treasury.

As of the date of this Proxy Statement, the Board has no reason to believe that any of the nominees named will be unable or unwilling to serve. There are no family relationships among any of these nominees or among any of these nominees and any officer, nor any arrangement or understanding between any nominee and any other person pursuant to which the nominee was selected.

In the election of directors, those receiving the greatest number of votes shall be elected, even if such votes do not constitute a majority. Certain information regarding each nominee follows. Each nominee has consented to being named in the Proxy Statement and to serve if elected.

The Board of Directors recommends a vote FOR the following nominees.

Elizabeth E. Bailey, 64, is the John C. Hower Professor of Public Policy and Management, The Wharton School of the University of Pennsylvania. She is a director of Altria Group, Inc., and of Teachers Insurance and Annuity Association. Dr. Bailey has been a director of CSX since November 1989. She is Chair of the Board’s Public Affairs Committee and a member of the Audit Committee and the Executive Committee.

Robert L. Burrus, Jr., 68, is a partner in and Chairman of McGuireWoods LLP, a law firm. Mr. Burrus is a director of Concepts Direct, Inc.; S&K Famous Brands, Inc.; and Smithfield Foods, Inc. Mr. Burrus has been a director of CSX since April 1993 and is Chair of the Board’s Finance Committee and a member of the Nominating and Organization Committee and the Executive Committee.

Bruce C. Gottwald, 69, has been Chairman of Ethyl Corporation, a worldwide producer of petroleum additives, since May 2001. Prior to May 2001, he was Chairman and Chief Executive Officer of Ethyl Corporation. Mr. Gottwald has been a director of CSX since April 1988 and is Chair of the Board’s Audit Committee and a member of the Public Affairs Committee and the Executive Committee.

Edward J. Kelly, III, 49, has been the President and Chief Executive Officer of Mercantile Bankshares Corporation, a bank holding company, since March 2001. Prior to that he served as Managing Director of J.P. Morgan Chase and predecessor firms. He is a director of Adams Express Company & Petroleum Resources Corporation (closed-end mutual funds); Hartford Financial Services Group; CIT Group; Constellation Energy Group; and Mercantile Bankshares Corp. Mr. Kelly has been a director of CSX since July 11, 2002, and is a member of the Board’s Audit Committee and the Finance Committee.

Robert D. Kunisch, 61, has been Special Partner in ABS Capital Partners, Inc., a private equity investment firm, since January 2001, and Adviser to the senior management of Cendant Corporation, a global provider of consumer and business services primarily in the membership, travel and real estate services segments, since January 2000. Prior to January 2000, Mr. Kunisch was Vice Chairman of Cendant Corporation. Mr. Kunisch has been a director of CSX since October 1990 and is Chair of the Board’s Nominating and Organization Committee and a member of the Compensation Committee and the Executive Committee.

Southwood J. Morcott, 64, was the Chairman and Chief Executive Officer of Dana Corporation, a manufacturer of automotive and truck parts and provider of commercial credit until his retirement as CEO in April 1999 and as Chairman in April 2000. He is a director of Johnson Controls, Inc.; Navistar International Corporation; and Phelps Dodge Corporation. Mr. Morcott has been a director of CSX since July 1990 and is a member of the Board’s Finance Committee and the Public Affairs Committee.

David M. Ratcliffe, 54, has been President and Chief Executive of Georgia Power Company and Executive Vice President of Southern Company, a producer and provider of electric power, since May 1999. From March 1998 to May 1999, he was Executive Vice President and Chief Financial Officer of Georgia Power Company, and prior to March 1998, he was Senior Vice President External Affairs of Southern Company. He is a director of Mississippi Chemical Corporation. Mr. Ratcliffe has been a director of CSX since January 8, 2003, and is a member of the Board’s Nominating and Organization Committee and the Public Affairs Committee.

Charles E. Rice, 67, has been Chairman of Mayport Venture Partners LLC, a venture capital firm, since January 2001. From December 1998 to January 2001, he was Vice Chairman, Corporate Development, of Bank of America Corp., a bank holding company. From April 1998 through October 1998, he was Chairman of NationsBank, Inc., a bank holding company. Previously, he was Chairman and Chief Executive Officer of Barnett Banks, Inc., a bank holding company. He is a director of Post Properties, Inc., and Sprint Corporation. Mr. Rice has been a director of CSX since April 1990 and is a member of the Board’s Finance Committee and the Public Affairs Committee.

William C. Richardson, 62, is President and Chief Executive Officer of the W.K. Kellogg Foundation, a major philanthropic institution. He is a director of The Bank of New York Company, Inc., and The Kellogg Company. Dr. Richardson has been a director of CSX since December 1992 and is a member of the Board’s Audit Committee and the Compensation Committee.

Frank S. Royal, M.D., 63, is a physician in private practice in Richmond, Virginia, and a health care expert. He is a director of Chesapeake Corporation; Dominion Resources, Inc.; HCA, The Healthcare Corporation; Smithfield Foods, Inc.; and SunTrust Banks, Inc. Dr. Royal has been a director of CSX since January 1994 and is Chair of the Board’s Compensation Committee and a member of the Nominating and Organization Committee and the Executive Committee.

Donald J. Shepard, 56, has been Chairman of the Executive Board and Chief Executive of AEGON N.V., a holding company of insurance and insurance related companies, since April 2002. From 1989 until April 2002, Mr. Shepard served as President and Chief Executive Officer of AEGON USA, Inc., a subsidiary of AEGON N.V. In addition, since February 1989 Mr. Shepard has served on the board of directors of AEGON USA, Inc. and as Chairman of that board from 1992 to July 1999 and from May 2000 to April 2002 and has been a member of the Executive Board of AEGON N.V. since 1992. He is also a director of Mercantile Bankshares Corporation. Mr. Shepard has been a director of CSX since January 8, 2003, and is a member of the Board’s Audit Committee and the Finance Committee.

Michael J. Ward, 52, is the Chairman of the Board, President and Chief Executive Officer of CSX, having been elected as Chairman and CEO in January 2003 and as President in July 2002. He previously served as President of CSX Transportation, Inc., the Company’s rail subsidiary, since November 2000, having previously served as its Executive Vice President-Operations from April through November 2000. Prior to April 2000, Mr. Ward served CSX Transportation as Executive Vice President-Coal Service Group from August 1999 to April 2000, as Executive Vice President-Coal and Merger Planning from October 1998 to August 1999, and as Executive Vice President-Finance and Chief Financial Officer prior to October 1998. He is a director of Ashland, Inc. He has been a director of CSX since April 2002 and is Chair of the Board’s Executive Committee.

Principles of Corporate Governance

The Board is committed to governance principles and practices that facilitate fulfilling its fiduciary duties to shareholders and to the Company. The Board has adopted Corporate Governance Guidelines that can be found on the Company’s Internet site (www.csx.com). These guidelines and other key corporate governance principles observed by the Board include:

•	Nomination of an independent slate of directors for election to the Company’s Board, with the exception of the Chairman.

•	Establishment of qualification guidelines for candidates for director and regular review of each director’s performance and continuing qualification for Board membership.

•	Membership of Compensation Committee and Audit Committee comprised solely of independent directors.

•	Authority for each Board committee to retain outside, independent advisors and consultants when appropriate.

•	Adoption of a Code of Ethics applicable to all directors, officers and employees of CSX.

Meetings of the Board

During 2002, there were six meetings of the Board, and each director attended 75 percent or more of the meetings of the Board and the meetings of the committees on which he or she served.

Committees of the Board

Much of the Board’s work is conducted through the committees described below. The role and jurisdiction of each committee is set forth in written charters, and the appropriateness of the committee structure is reviewed regularly. The biographical information in “Election of Directors” includes committee memberships currently held by each nominee.

Executive

The Executive Committee meets only on call and has authority to act for the Board on most matters during the intervals between Board meetings. The Executive Committee has six members, consisting of the Chairman of the Board and the chairs of each of the five substantive committees. It held no meetings in 2002.

Audit

The Audit Committee selects the independent certified public accountants and submits them to the shareholders for ratification. Its primary functions include monitoring the Company’s accounting and financial reporting practices, and determining that the Company has both adequate internal control policies and procedures and external and internal auditing activities to assure that the Company is operating properly.

Specifically, the Committee reviews the scope of the independent certified public accountants’ examination, audit reports and CSX’s internal auditing procedures; reviews and monitors policies to prohibit unethical, questionable or illegal activities; and reviews reports from the internal auditors and the independent certified public accountants on matters that could affect the Company’s internal control and financial reporting and integrity. The Committee pre-approves all non-audit services to be provided by the independent certified public accountants and fees paid to the independent certified public accountants for annual audit, audit-related, and non-audit services and the effect of such compensation and services on the independence of the independent certified public accountants. The Audit Committee has six members, none of whom is a Company employee and each of whom the Board has determined to be independent pursuant to the standards promulgated by the New York Stock Exchange. It held seven meetings in 2002.

Compensation

The primary functions of the Compensation Committee are to establish the Company’s compensation philosophy and to review and approve, or recommend approval of, compensation and compensation plans, including certain benefits for key employees as determined by this Committee from time to time, to establish performance objectives for certain executives, and to certify the attainment of those objectives in connection with the payment of performance-based compensation within the meaning of Internal Revenue Code Section 162(m).

In addition, the Committee monitors the administration of certain executive compensation and benefit programs. The Compensation Committee has four members, none of whom is a Company employee and all of whom are “outside directors” within the meaning of regulations promulgated pursuant to Internal Revenue Code Section 162(m) and independent pursuant to the standards promulgated by the New York Stock Exchange. It held four meetings in 2002.

Finance

The Finance Committee provides general oversight and review of financial matters affecting the Corporation, including the monitoring of corporate debt, cash flow, and the funding and administration of certain tax-qualified retirement plans of the Company. The Committee has six members, none of whom is a Company employee. It held five meetings in 2002.

Nominating and Organization

The Nominating and Organization Committee of the Board recommends candidates for election to the Board and reviews and recommends changes in Board composition, committee structure, director qualification, and director compensation and retirement. This Committee recommends corporate governance practices and also conducts regular evaluations of director performance and of the effectiveness of the Board as a working group. The Nominating and Organization Committee also reviews significant changes in corporate structure, succession in senior management, and other internal matters of broad corporate importance. The Committee has five members, none of whom is a Company employee. It held six meetings in 2002.

Public Affairs

The Public Affairs Committee reviews and makes recommendations concerning the Company’s practices and programs designed to address important public policy issues that may impact the Company, its shareholders, and the general public. This five-member Committee held three meetings during the year.

Directors’ Compensation

For services rendered during the year 2002, non-employee directors received a retainer of $40,000 per year, at least 40 percent of which was paid in CSX stock as described below. The Chair of each Board committee received an additional annual retainer of $5,000. Each non-employee director also received a grant of 2,000 shares of CSX stock, with a market value of $56,350 based on an average price per share of $28.175 on the date of grant. Non-employee directors also receive $1,000 for each Board and committee meeting attended and are reimbursed for expenses incurred in connection with services as a director.

CSX non-employee directors must participate in the CSX Corporation Stock Plan for Directors (the “Stock Plan”). Pursuant to the Stock Plan, directors are paid not less than 40 percent of their annual retainer in CSX stock and may elect to receive up to 100 percent of the remaining portion of their retainers and meeting fees in stock. Payments made in stock pursuant to the Stock Plan, including direct grants to the Directors, can be deferred for income tax purposes into the CSX Directors’ Stock Trust (“Directors’ Trust”), established for that purpose. The Directors’ Trust is subject to the claims of creditors of CSX Corporation. The additional shares granted to the non-employee directors in 2002 were deferred into the Directors’ Trust.

Each director elects a distribution schedule for such deferred stock compensation in accordance with Internal Revenue Service requirements. Distributions of deferred stock compensation cannot occur before the later of the director’s retirement from the Board or reaching age 65, and distribution periods cannot exceed 20 years.

A non-employee director may participate in the Corporate Director Deferred Compensation Plan (the “Deferred Compensation Plan”), under which he or she can defer all or a portion of cash compensation paid by CSX until he or she ceases to be a director and has reached age 65, after which he or she will be paid in installments over a period not to exceed 15 years. Amounts so deferred may be credited to an Interest Account, a CSX Phantom Stock Account, or both. The Interest Account accrues interest, compounded quarterly, at rates that are currently above market but which may be adjusted from time to time. An Enhanced Interest Account, to which deferrals could be directed in 1989 and 1990, accrues interest at a higher than market rate compounded annually. The rate also may be adjusted from time to time. Participants in the Enhanced Interest Account also are covered by an additional $10,000 death benefit. The balances in the Phantom Stock Accounts represent cash balances equal to the value of such CSX stock, including reinvested dividends, which would have been in the account had the deferred cash compensation actually been used to purchase CSX stock.

The Deferred Compensation Plan provides that if the Board determines that a change of control of CSX has occurred, as defined in the Plan, Plan participants will receive a lump sum cash payment equal to the balance credited to their accounts. The Stock Plan provides that upon a change of control, the shares held in trust will be distributed unless the participant has elected to remain in the Plan. Amounts sufficient to pay any undistributed payments pursuant to the Deferred Compensation Plan and the Stock Plan upon a change of control will be put into a trust until distributed under the terms of the plans and the participants’ distribution elections. The trust will be subject to claims of creditors of CSX Corporation. Directors may elect, within a specified period of time prior to any change of control event, to continue participation in the Deferred Compensation Plan and the Stock Plan as if a change of control had not occurred. The election can be revoked even after a change of control occurs, subject to a five-percent penalty on distribution.

The 2002 Director Deferred Compensation Plan (“2002 Plan”) was adopted in 2002 to replace the Deferred Compensation Plan. The 2002 Plan permits directors to elect to defer cash compensation to be invested in an Interest Account or in a Phantom Stock Account and contains provisions similar to the Deferred Compensation Plan with respect to distribution of deferred amounts upon retirement and Change in Control. The 2002 Plan permits a participant to change his or her distribution election until 30 days following retirement as a director. Directors who previously participated in the Deferred Compensation Plan could make a one-time election to participate in the 2002 Plan.

CSX directors participate in the CSX Directors’ Charitable Gift Plan (“Gift Plan”). Participation in the Gift Plan begins when an individual has completed five consecutive years of service as a CSX director. Under the Gift Plan, the Company will make contributions totaling $1 million on behalf of each participant to charitable institutions designated by that participant. Contributions to designated charities are made in installments, with $100,000 payable upon the director’s retirement and the balance payable in installments of $100,000 per year, commencing at the time of the participant’s death.

The Company partially funds the charitable contributions through company-owned life insurance on the lives of certain participants. The Company pays premiums on the life insurance policies. Current directors who participate in the Gift Plan are: Dr. Bailey, Dr. Richardson, Dr. Royal, and Messrs. Burrus, Gottwald, Hall, Kunisch, McGlothlin, Morcott, and Rice.

Directors also can participate in a CSX Directors’ Matching Gift Program. Directors’ contributions to organizations that qualify for support under internal guidelines for CSX charitable contributions are matched on a two-for-one basis. The maximum amount of contributions that can be matched in any year is $25,000 per director. Directors who participated in the Matching Gift Program during 2002 and the amounts paid by the Company for contributions made by these directors in 2002 are: Dr. Bailey—$7,000; Mr. Burrus—$50,000; Mr. Gottwald—$50,000; Mr. Hall—$47,500; Mr. Kelly—$50,000; Mr. Kunisch—$50,000; Mr. Morcott—$50,000; Mr. Rice—$50,000; Dr. Richardson—$36,934; Dr. Royal—$30,000; and Mr. Snow—$50,000.

Certain Relationships and Related Transactions

Robert L. Burrus, Jr., a director of the Company, is a partner in and Chairman of McGuireWoods LLP, a law firm that regularly provides legal services to the Company and its subsidiaries. Fees paid by CSX and its affiliates to McGuireWoods LLP are not a material part of the firm’s annual gross revenues. Mr. Burrus has an adult son, Peter T. Burrus, who is General Manager of the Detroit Division of CSX Transportation, having started with the company as a management trainee in 1990.

David M. Ratcliffe, a director of the Company, is the President and Chief Executive Officer of Georgia Power Company, a producer of electric power. Georgia Power conducts business with CSX, principally the transportation of coal by CSX Transportation to generating plants operated by Georgia Power. Revenue received from Georgia Power and its affiliates does not constitute a material part of the Company’s gross revenues.

Contractual Obligations

The Company has entered into change of control employment agreements (the “Employment Agreements”) with certain executives, including Messrs. Ward and Goodwin. The Employment Agreements generally provide that if the executive is terminated other than for cause within three years after a change of control of the Company, or if the executive terminates employment for good reason within such three-year period or voluntarily during the 30-day period following the six-month anniversary of the change of control (or, in the case of a change of control transaction subject to Surface Transportation Board review, following the 12-month anniversary of the approval of the transaction by the Surface Transportation Board), the executive is entitled to receive severance benefits. Severance benefits include a lump sum severance payment equal to three times the sum of the executive’s base salary and highest annual bonus for the three years preceding the change of control (or, if higher, the most recently established target bonus), together with certain other payments and benefits, including a prorated bonus for the year of termination; the present value of additional pension benefits the executive would have earned if employment had continued for three more years and all benefits had vested; continuation of employee welfare benefits for three years; an additional payment to make the executive whole for certain excise taxes imposed on certain change of control payments, if any; the right to receive the Black-Scholes value of options that terminate unexercised; and the right to up to $20,000 of outplacement services.

In 1995, the Company entered into similar agreements (the “1995 Agreements”) with Mr. Grassi, President and Chief Executive Officer of CSX World Terminals LLC, and Mr. Raymond, President and Chief Executive Officer of CSX Lines LLC, a former subsidiary that was conveyed on February 27, 2003, to a venture formed by The Carlyle Group. Upon the Company’s sale of the international container shipping business in 1999, and before becoming eligible for benefits under the 1995 Agreements, each executive entered into a second agreement whereby he deferred his ability to receive the benefits until his termination from CSX. Upon the executive’s termination from CSX, the Company agreed to pay the executive an amount equal to three times the sum of his base salary and highest annual bonus for the three years preceding the change in control (or, if higher, the highest annual bonus for the three years that will precede retirement), together with certain other payments and benefits, including a bonus for the year of termination paid at the same rate as the highest bonus described above, the present value of additional pension benefits the executive would have earned if employment had continued for three more years and all benefits had vested, and continuation of employee welfare benefits for himself and his spouse for three years. Mr. Raymond’s agreement provided that the Company would lend him the after-tax amount of the value of the agreement, and this loan was repaid in full in March 2003. In January 2003, the Company entered into a further agreement with Mr. Grassi in which the Company agreed to define highest annual bonus as the highest annual bonus received in the preceding five years.

In January 2002, the Company and Mr. Raymond entered into a transaction incentive program agreement (“Incentive Agreement”) in anticipation of a strategic alternative for CSX Lines. The agreement provides that Mr. Raymond would be entitled to an incentive bonus in lieu of severance benefits if there were a closing of a sale or disposition of CSX Lines prior to December 31, 2002. In November 2002, the Company and Mr. Raymond agreed to amend the Incentive Agreement to provide that the incentive bonus would be paid so long as a strategic transaction closed by June 30, 2003. The conveyance of CSX Lines closed on February 27, 2003. Pursuant to the Incentive Agreement, the Company is

obligated to pay an incentive bonus, which will be an amount between $1.5 million and $3.0 million, to Mr. Raymond in two equal installments. As a result of the conveyance of CSX Lines, Mr. Raymond’s employment has terminated. Accordingly, the Company became obligated to pay Mr. Raymond approximately $5.4 million comprised of (a) $2.3 million representing three times base salary plus bonus; (b) $441,600 representing Mr. Raymond’s annual bonus for the year 2003; and (c) $2.7 million for pension enhancement, payable in a lump sum under the Company’s non-qualified pension plan.

In June 1999, the Company entered into an employment agreement (the “Stock Agreement”) with Mr. Snow. Under the Stock Agreement, Mr. Snow personally was required to purchase 250,000 shares on the open market for which he received a matching grant of 250,000 shares of restricted stock from the Company. In 2000, the Company guaranteed the personal bank loan used by Mr. Snow to fund the purchase of stock required under his Stock Agreement. The Compensation Committee accelerated the vesting of the restricted stock in September 2002 upon satisfaction of the prescribed performance goals. The guaranty expired during 2002 with no liability on the Company’s part. Mr. Snow received credit toward his pension benefits ratably over the restricted period for the restricted stock as if the shares were paid as cash bonuses based on the stock price when the restricted shares were issued.

In 2001, the Company and Mr. Snow entered into an employment agreement (the “Employment and Consulting Agreement”) that provided Mr. Snow with the benefits described above with respect to Messrs. Ward and Goodwin in the event of a change of control of the Company, and also provided the terms of Mr. Snow’s employment for the remainder of his career at the Company. The Employment and Consulting Agreement provided Mr. Snow with a salary of $1.3 million and a bonus opportunity equal to 120 percent of his annual salary; a one-time grant of stock options of 800,000 shares and 200,000 shares of restricted stock (each as disclosed in the applicable tables in this Proxy Statement); continuation of his employee benefits during his employment and of his perquisites while serving as Chairman of the Board; and a $25,000,000 life insurance policy. Because Mr. Snow had a contractual right to the insurance when he resigned from CSX on February 3, 2003, which had not yet been purchased, the Company provided Mr. Snow $8.1 million to pay the premium for an insurance policy to satisfy the Company’s obligation. At the time of his resignation, Mr. Snow waived all future payments and perquisites, including the 200,000 restricted shares, payable under the Employment and Consulting Agreement.

Upon Mr. Snow’s resignation, CSX was obligated to convey to him the deferred cash compensation, deferred stock and non-qualified pension payment earned during his tenure. The Company disclosed these items in its proxy statements for the years in which the amounts were earned, and those amounts were accrued where applicable in those years as unfunded liabilities for financial reporting purposes. Specifically, at the time of his resignation, under the terms of his deferred cash compensation arrangements, the Company paid to Mr. Snow $8.7 million he had deferred during the last 17 years. Similarly, the Company conveyed to Mr. Snow the stock he had accrued during the last ten years, which was valued at $18.9 million on the date of distribution. Under his pension arrangement, Mr. Snow received a lump sum payment of the non-qualified portion of his pension of $33.2 million, which represents the actuarial present value of Mr. Snow’s unfunded pension benefit. See “Pension Plans.”

In 2001, the Company and Mr. Ward entered into a five-year employment agreement, which included the award of 165,000 shares of restricted stock to Mr. Ward as an incentive to remain with the Company. The stock award vests on the fifth anniversary of the grant. If Mr. Ward voluntarily terminates his employment with the Company prior to the end of the five years, the shares will be forfeited to the Company. Generally, if the Company elects to terminate Mr. Ward’s employment for reasons other than for cause, Mr. Ward dies or becomes disabled, or Mr. Ward terminates employment for good reason within five years of the grant, the Company will remove the restrictions on a prorated portion of the restricted shares and pay Mr. Ward the salary otherwise payable to him for the balance of the agreement and pay Mr. Ward one-half of the target annual incentive otherwise payable for the balance of the agreement.

In 2002, the Company and Mr. Ward entered into an agreement that addresses the disparity in retirement and spousal benefits between Social Security and Railroad Retirement benefits resulting from the Company’s transfer of Mr. Ward’s employment with CSX Transportation, Inc. to CSX Corporation in 2002. The CSX Pension Plan, a defined benefit plan under Section 401(a) of the Internal Revenue Code, generally provides for a make-up benefit for employees faced with the prospect of lower government-sponsored retirement and spousal benefits on account of a transfer from CSX Transportation to an affiliated entity covered by Social Security, offset by the amount of employment tax the participant would have saved as a result of the lower tax rate under Social Security. However, the make-up benefit under the CSX Pension Plan does not cover the entire difference. In order to put Mr. Ward in the same position as he would have been  had he not been transferred to CSX Corporation, the agreement provides for the Company to perform a calculation of pension benefits at the time of Mr. Ward’s retirement, comparing it to what he would have received absent the transfer. This amount will be discounted to account for the fact that Mr. Ward would have paid less employment tax under Social Security than under Railroad Retirement.

Section 16(a) Beneficial Ownership Reporting Compliance

The Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and any persons owning more than 10 percent of a class of the Company’s stock, to file certain reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Based solely on its review of the copies of Forms 3, 4 and 5 received by it, the Company believes that, with two exceptions, the Company’s executive officers and directors complied with the SEC’s reporting requirements with respect to transactions during the last fiscal year. A late-filed amendment to a Form 3 was filed on behalf of Frederick J. Favorite, Jr., to report an additional 100 stock options that were not previously included in end-of-period balances. A grant of restricted stock received by Ellen M. Fitzsimmons in October 2002 was reported on a late-filed Form 4 in November 2002.

Report of the Audit Committee

The Audit Committee has reviewed and discussed the Company’s audited financial information with management and has discussed with the independent certified public accountants the matters required to be discussed by Statement of Accounting Standards 61. In addition, the Audit Committee has received the written disclosures and letter from Ernst & Young LLP, the Company’s independent certified public accountants, as required by Independence Standards Board Standard No. 1. The Committee has discussed E&Y’s independence with E&Y. Based on its review and on the discussions described above, the Audit Committee has recommended to the full Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2002.

Audit Committee

Bruce C. Gottwald, Chair

Elizabeth E. Bailey

John R. Hall

Edward J. Kelly, III

William C. Richardson

Donald J. Shepard,

  the entire Committee

Jacksonville, Florida

February 12, 2003

Fees Paid to Independent Certified Public Accountants

Ernst & Young LLP served as the independent certified public accountants for the Company in 2002. Approximate fees paid to Ernst & Young LLP are as follows:

	2002	2001
Audit Fees: Include fees associated with the annual audit, the reviews of the Company’s quarterly reports on Form 10-Q, statutory audits and other attest services related to regulatory filings.	$3,329,000	$3,050,000

Audit Related Fees: Principally include audits of employee benefit plans, accounting consultations related to sale of a subsidiary and officer certifications, due diligence and other accounting consultations.	$590,000	$490,000

Tax Fees: Include fees for tax compliance, expatriate tax compliance, tax advice, tax planning, and individual tax compliance (for 2001 only).	$714,000	$1,083,000

All Other Fees: Include fees not described above principally for services related to the restructuring of a real estate investment. The Audit Committee has concluded that the services covered under the caption “All Other Fees” are compatible with maintaining E&Y’s independent status.	$32,000	$4,000

Comparison of Five-Year Cumulative Total Return*

CSX Corporation, the S&P 500 Index and the Dow Jones U.S. Transportation Average Index.

*	CSX Corporation, S&P 500, Dow Jones Transportation Average

$100 Invested on December 31, 1997, in stock or index—including reinvestment of dividends. The graph depicts prices for years ending December 31 for CSX Corporation, rather than the Company’s fiscal year-end, in order to be consistent with the S&P 500 and Dow Jones Transportation Average year-end valuations.

Copyright © 2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All right reserved. www.researchdatagroup.com/S&P.htm

Security Ownership of Certain Beneficial Owners, Directors, and Executive Officers

The following table shows the number of shares of CSX common stock beneficially owned as of March 7, 2003, by each director, nominee for director, executive officer named in the Summary Compensation Table and the directors and executive officers of the Company as a group.

Title of Class	Name of Beneficial Owner (Note 1)	Amount and Nature of Beneficial Ownership				Percent of Class (Note 3)
		Shares Beneficially Owned		Shares for which Beneficial Ownership can be Acquired within 60 Days (Note 2)	Total Beneficial Ownership
CSX Corp.	Elizabeth E. Bailey	13,387		10,000	23,387	*
Common Stock	Robert L. Burrus Jr.	19,760		10,000	29,760	*
$1 Par Value	Bruce C. Gottwald	31,728		10,000	41,728	*
	John R. Hall	20,125		10,000	30,125	*
	Edward J. Kelly III	2,231		0	2,231	*
	Robert D. Kunisch (Note 4)	22,769		10,000	32,769	*
	James W. McGlothlin (Note 5)	234,550		10,000	244,550	*
	Southwood J. Morcott	21,042		10,000	31,042	*
	David M. Ratcliffe	0		0	0	*
	Charles E. Rice	24,365		10,000	34,365	*
	William C. Richardson	9,929		10,000	19,929	*
	Frank S. Royal	15,721		10,000	25,721	*
	Donald J. Shepard	2,000		0	2,000	*

	John W. Snow	401,632		2,755,828	3,157,460	1.45%
	Michael J. Ward	249,958	(Note 6)	257,621	507,579	*
	Paul R. Goodwin	109,341		379,921	489,262	*
	Charles G. Raymond	10,299		140,397	150,696	*
	Robert J. Grassi	68,947	(Note 6)	146,771	215,718	*

	Executive officers as a group (12 including those named above) and all directors and nominees	1,466,354	(Note 7)	4,378,377	5,844,731	2.67%

	AXA Financial, Inc. (Note 8) 1290 Avenue of the Americas New York, NY 10104	22,907,996			22,907,996	10.68%

	Wellington Management Company, LLP (Note 9) 75 State Street Boston, MA 02109	13,178,892			13,178,892	6.15%

Note 1	Except as otherwise noted, the persons listed have sole voting power as to all shares listed, including shares held in trust under certain deferred compensation plans, and have investment power except with respect to all shares held in trust under deferred compensation plans, investment of which is governed by the terms of the trust. Ownership information is as of March 10, 2003.
Note 2	Represents shares under options exercisable within 60 days.
Note 3	Based on 214,436,430 shares outstanding on March 10, 2003, plus shares deemed outstanding for which beneficial ownership can be acquired within 60 days by that individual or group. An asterisk (*) indicates that ownership is less than one percent of class.
Note 4	Mr. Kunisch’s ownership includes 1,000 shares of stock held in a limited partnership in which Mr. Kunisch owns an interest.
Note 5	Mr. McGlothlin’s ownership includes 200,000 shares of stock as a result of stock holdings by affiliates of Mr. McGlothlin in which he shares voting and investment power.
Note 6	The ownership of Mr. Ward includes restricted shares of stock in the amount of 165,000 shares and 16,804 shares owned by his wife. Mr. Grassi’s ownership includes 3,920 shares of stock held in a family trust over which he has voting and investment power.

Note 7	This column includes ownership by executive officers other than those named above including: 15,412 shares of stock owned by executive officers’ spouses and 17,000 restricted shares of stock.
Note 8	Information reported is derived from a Schedule 13G filed jointly by AXA Conseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D. Mutuelle, Axa Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle, as a group, acting as a parent holding company, and AXA as a parent holding company of Alliance Capital Management, L.P., and The Equitable Life Insurance Society of the United States and an affiliate of AXA Konzern AG (Germany), dated February 12, 2003, and filed with the SEC. As reported in the Schedule 13G, the person filing the statement has the sole power to vote or to direct the vote of 12,009,637 shares, shared power to vote or direct the vote of 2,560,256 shares, and the sole power to dispose of or to direct the disposition of 22,907,996 shares.
Note 9	Information reported is derived from a Schedule 13G filed by Wellington Management Company, LLP, dated February 14, 2003, and filed with the SEC. As reported in the Schedule 13G, the person filing the statement has the shared power to vote or direct the vote of 6,287,300 shares and the shared power to dispose of or direct the disposition of 13,178,892 shares.

Executive Compensation

The individuals named below include the Company’s Chief Executive Officer and the other four executive officers of the Company who were the most highly compensated executive officers of the Company as of the last day of the fiscal year ending December 27, 2002. Information is provided for the fiscal years ending on December 27, 2002; December 28, 2001; and December 29, 2000.

Summary Compensation Table

					Long-Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($) (Note 1)	Restricted Stock Award(s)($) (Note 2)	Securities Underlying Options/ SARs (#) (Note 3)	LTIP Payouts ($) (Note 4)	All Other Compensation ($) (Note 5)
John W. Snow	2002	$1,250,000	$810,000	$340,958	$0	0	$7,280,000	$63,557
Retired Chairman	2001	1,200,003	1,000,000	397,535	7,480,000	800,000	0	359,780
& CEO	2000	1,100,008	0	977,509	0	301,480	0	6,057,360

Michael J. Ward	2002	579,167	312,750	123,229	0	200,000	0	32,182
Chairman, President	2001	475,000	285,000	221,683	5,322,900	175,000	0	27,191
& CEO	2000	366,669	0	204,709	0	42,460	0	838,831

Paul R. Goodwin	2002	545,833	265,000	99,322	0	125,000	0	40,300
Vice Chairman	2001	520,833	281,250	252,885	0	110,000	0	96,294
& CFO	2000	491,667	0	269,237	0	82,960	0	1,520,055

Charles G. Raymond	2002	306,667	441,600	58,190	0	40,000	0	10,200
President & CEO	2001	287,500	185,800	76,143	0	41,500	0	9,542
CSX Lines LLC	2000	275,000	40,000	158,292	0	64,590	0	641,851

Robert J. Grassi	2002	365,000	252,945	49,526	0	65,000	0	11,436
President & CEO	2001	331,667	217,900	62,606	0	50,000	0	10,950
CSX World Terminals LLC	2000	290,000	270,000	154,627	0	68,110	0	696,952

Note 1	The perquisites or other personal benefits exceeding 25 percent of the total perquisites and other personal benefits afforded to named officers were for the years and in the cases of individuals as follows: (a) during 2002, for Mr. Snow, $100,585 for life insurance premiums; for Mr. Goodwin, $22,087 for life insurance premiums; (b) during 2001, for Mr. Snow, $117,900 for life insurance premiums; for Mr. Goodwin, $103,873 for club dues; (c) during 2000, for Mr. Snow, $207,237 for life insurance premiums for 2000 and part of 1999; for Mr. Ward, $20,164 for life insurance premiums for 2000 and part of 1999 and $16,889 for club dues; for Mr. Goodwin, $44,640 for life insurance premiums for 2000 and part of 1999; for Mr. Raymond, $19,736 for life insurance premiums for 2000 and part of 1999, and $17,130 for club dues.
Note 2	For 2001, the values shown reflect the awards of restricted stock to Messrs. Snow and Ward pursuant to the employment agreements described in “Contractual Obligations.” The value of Mr. Snow’s award of 200,000 shares of restricted stock is based on $37.40 per share, the closing price of CSX stock on the New York Stock Exchange on July 11, 2001, the date of grant. As of December 27, 2002, the value of Mr. Snow’s restricted stock award, based on $28.475 per share, the closing price of CSX stock on the New York Stock Exchange on that date, was $5,695,000. The value of Mr. Ward’s award of 165,000 shares of restricted stock that will vest in five years from February 13, 2001, the date of grant, is based on $32.26 per share, the closing price of CSX stock on the New York Stock Exchange on that date. As of December 27, 2002, the value of Mr. Ward’s restricted stock award based on the closing price of CSX stock on the New York Stock Exchange on that date was $4,698,375. Messrs. Snow and Ward are entitled to receive dividends during the restriction period of their respective awards.

Note 3	This column represents the number of employee stock options granted. Stock appreciation rights (“SARs”) were not granted in 2002, 2001, or 2000.
Note 4	The amount shown represents the fair market value of the 250,000 shares of restricted stock granted to Mr. Snow pursuant to his 1999 Stock Award Agreement as of September 11, 2002, the date the award vested.
Note 5	Amounts shown include: (a) the above-market portion of earnings on a deferred compensation program available to executives only during 1985, 1986, 1988, and 1989. For 2002, these amounts are: for Mr. Snow, $25,404; for Mr. Ward, $13,852; for Mr. Goodwin, $23,925; (b) the Company’s matching contributions made in conjunction with deferrals of salary or bonuses to the CSX Tax Savings Thrift Plan and the CSX Supplementary Savings and Incentive Award Deferral Plan. The amounts contributed for 2002 are: for Mr. Snow, $37,500; for Mr. Ward, $17,330; for Mr. Goodwin, $16,375; for Mr. Raymond, $9,200; for Mr. Grassi, $10,950; (c) for 2000, includes amounts reimbursed from the termination of the Stock Purchase and Loan Plan.

Stock Option Grants

The following table reflects stock options granted to the named executives in 2002.

Option/SAR Grants in Last Fiscal Year (Note 1)

		Individual Grants			Grant Date Value
Name	Number of Securities Underlying Options/SARs Granted (#) (Note 1)	Percent of Total Options/SARs Granted to Employees in Fiscal Year (Note 3)	Exercise or Base Price ($/Share)	Expiration Date	Grant Date Present Value ($)
John W. Snow	0	0.0%	N/A	N/A	N/A
Michael J. Ward	200,000 (Note 2)	5.8%	$38.14	February 12, 2012	$2,352,000 (Note 2)
Paul R. Goodwin	125,000 (Note 2)	3.6%	38.14	February 12, 2012	1,470,000 (Note 2)
Charles G. Raymond	40,000 (Note 2)	1.2%	38.14	February 12, 2012	470,400 (Note 2)
Robert J. Grassi	65,000 (Note 2)	1.9%	38.14	February 12, 2012	764,400 (Note 2)

Note 1	SARs were not granted during 2002.
Note 2	Stock options granted to the named executive officer and certain other executives on February 13, 2002, pursuant to the CSX Omnibus Incentive Plan, at an exercise price of $38.14, which was the fair market value as of the date of the grant. The options vest and become exercisable in three equal tranches on the third, fourth and fifth anniversaries of the grant date. The present value of stock options granted on February 13, 2002, has been reported using the Black-Scholes option pricing model. The values presented are based on the following assumptions:
•	Exercise price—$38.14 (mean price on grant date);
•	Market price on grant date—$38.14;
•	Assumed exercise date—February 13, 2008;
•	Risk-free rate of return—4.30 percent (10-year U.S. Treasury bond rate as of February 13, 2002);
•	Dividend yield—1.10 percent (five-year quarterly average); and
•	Volatility assumption—0.268 percent.
Note 3	A total of 3,438,620 employee stock options were granted during 2002.

Stock Options and Stock Appreciation Rights

The following table reflects the number of stock options exercised by the named executives in 2002, the total gain realized upon exercise, the number of stock options held at the end of the year, and the realizable gain of the stock options that have exercise prices lower than the fair market value of CSX stock.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at FY-End (#)		Value of Unexercised In-The-Money Options/SARs at FY-End ($) (Note 1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
John W. Snow	152,400	$1,252,184	1,206,267	2,647,213	$0	$2,178,193
Michael J. Ward	3,600	29,605	107,401	566,859	0	306,774
Paul R. Goodwin	0	0	140,935	562,625	0	599,386
Charles G. Raymond	0	0	78,401	194,889	0	466,662
Robert J. Grassi	15,200	113,056	77,268	240,242	0	492,094

Note 1	Value of unexercised options/SARs at fiscal year-end represents the difference between the exercise price of any outstanding in-the-money option/SAR grants and $28.475, the mean value of CSX stock on December 27, 2002.

Long-Term Incentive Awards

None of the Named Executive Officers were granted long-term incentive awards during 2002.

Pension Plans

The following table sets forth the estimated annual single life annuity benefits payable, before offsets for Social Security and Railroad Retirement annuities, by CSX and certain of its subsidiaries to any officer or salaried employee upon retirement from active employment at age 60 after selected periods of service and in specified compensation groups.

Pension Plan Table

Average Compensation During Five Consecutive Years of Highest Pay	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years	44 Years
$ 200,000	$45,000	$60,000	$75,000	$90,000	$105,000	$120,000	$132,000
400,000	90,000	120,000	150,000	180,000	210,000	240,000	264,000
600,000	135,000	180,000	225,000	270,000	315,000	360,000	396,000
800,000	180,000	240,000	300,000	360,000	420,000	480,000	528,000
1,000,000	225,000	300,000	375,000	450,000	525,000	600,000	660,000
1,200,000	270,000	360,000	450,000	540,000	630,000	720,000	792,000
1,400,000	315,000	420,000	525,000	630,000	735,000	840,000	924,000
1,600,000	360,000	480,000	600,000	720,000	840,000	960,000	1,056,000
1,800,000	405,000	540,000	675,000	810,000	945,000	1,080,000	1,188,000
2,000,000	450,000	600,000	750,000	900,000	1,050,000	1,200,000	1,320,000
2,200,000	495,000	660,000	825,000	990,000	1,155,000	1,320,000	1,452,000
2,400,000	540,000	720,000	900,000	1,080,000	1,260,000	1,440,000	1,584,000
2,600,000	585,000	780,000	975,000	1,170,000	1,365,000	1,560,000	1,716,000
2,800,000	630,000	840,000	1,050,000	1,260,000	1,470,000	1,680,000	1,848,000
3,000,000	675,000	900,000	1,125,000	1,350,000	1,575,000	1,800,000	1,980,000
3,200,000	720,000	960,000	1,200,000	1,440,000	1,680,000	1,920,000	2,112,000
3,400,000	765,000	1,020,000	1,275,000	1,530,000	1,785,000	2,040,000	2,244,000
3,600,000	810,000	1,080,000	1,350,000	1,620,000	1,890,000	2,160,000	2,376,000
3,800,000	855,000	1,140,000	1,425,000	1,710,000	1,995,000	2,280,000	2,508,000
4,000,000	900,000	1,200,000	1,500,000	1,800,000	2,100,000	2,400,000	2,640,000
4,200,000	945,000	1,260,000	1,575,000	1,890,000	2,205,000	2,520,000	2,772,000
4,400,000	990,000	1,320,000	1,650,000	1,980,000	2,310,000	2,640,000	2,904,000
4,600,000	1,035,000	1,380,000	1,725,000	2,070,000	2,415,000	2,760,000	3,036,000
4,800,000	1,080,000	1,440,000	1,800,000	2,160,000	2,520,000	2,880,000	3,168,000
5,000,000	1,125,000	1,500,000	1,875,000	2,250,000	2,625,000	3,000,000	3,300,000

Retirement benefits from qualified and non-qualified non-contributory pension plans (Pension Plans) of CSX and certain of its subsidiaries are based on both length of service and compensation. The compensation covered by the Pension Plans is compensation paid by CSX or its subsidiaries to a participant on a regular monthly or annual salary basis, and bonuses or similar awards for personal services rendered in a position that is not under the scope of a labor agreement. Compensation items listed in the Summary Compensation Table covered by the Pension Plans are base salary and bonus as well as, in the case of Mr. Snow, the value of the restricted shares issued under the Stock Agreement described in “Contractual Obligations.” In the case of employees who took their bonus in Company stock in years prior to 2000, the amount of the bonus for Pension Plan computations is the cash value of the bonus prior to addition of the premium for receipt of the bonus in stock.

The average compensation during the five consecutive years of highest pay covered by the Pension Plans for Mr. Snow was $4,409,254 (which includes amounts credited under his Stock Agreement).

The benefits are computed at the time of retirement under a defined benefit formula based on years of service and average salary and bonus for the highest 60 consecutive covered months of service. The formula also takes into account retirement benefits under the Social Security Act and Railroad Retirement Act attributable to service by the participant for the employer. The Pension Plans provide for retirement from active employment commencing at age 60 without diminution of benefits. Retirement from active employment beginning at age 55 is permitted with reduced pension payments. Certain participants in the Pension Plans may be eligible to receive an additional year of unfunded credit for each year of actual service beginning at age 45 and, in certain instances, such credit for periods prior to employment by CSX or its subsidiaries, with a 44-year maximum of total service.

The Pension Plans permit the Chief Executive Officer and a limited number of other key executives named by him to take the unfunded portion of their pensions in a lump sum payment. The amount of the payment is calculated on an actuarial present value, using an interest rate set periodically by the Finance Committee, which currently is five percent. Mr. Snow, who retired from the Company effective February 3, 2003, elected to take his non-qualified pension benefit in a lump sum (see “Contractual Obligations” above).

As of December 31, 2002, the individuals named in the Summary Compensation Table had the following credited years of service: Mr. Snow, 44 years; Mr. Ward, 25 years; Mr. Goodwin, 44 years; Mr. Raymond, 44 years; Mr. Grassi, 37 years.

The amounts in the table have not been restricted to those within the maximum annual retirement benefit that is currently permissible under the Internal Revenue Code, which is $160,000 for 2003. Also, in calculating a participant’s benefit, annual compensation in excess of a limit set annually by the Secretary of the Treasury may not be considered. That limit is $200,000 for 2003. Pension amounts in excess of such limitations are payable from the non-qualified Special and Supplemental Plans, which are not funded.

Employees who become eligible to participate in the Pension Plans on or after January 1, 2003 will accrue benefits using a cash balance formula. Cash balance benefits are based on a formula using age and years of service. Interest is credited on a monthly basis using the 10-year treasury bond rate. Vested balances are payable in a lump sum or annuity upon termination of employment or retirement.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

This report describes the philosophy, objectives and components of the Company’s executive officer compensation program and the manner in which compensation determinations for 2002 were made for the Company’s Chief Executive Officer during that period, Mr. John W. Snow, and other executive officers, including the executive officers whose compensation is reported in the Summary Compensation Table of this Proxy Statement (the “Named Executive Officers”).

The Compensation Committee (the “Committee”) of the Company’s Board is composed of the directors named below, none of whom is an officer or employee of the Company, and all of whom are outside directors within the meaning of Section 162(m) of the Internal Revenue Code and independent pursuant to the standards promulgated by the New York Stock Exchange. The Committee is responsible for setting and administering the Company’s compensation philosophy, objectives and policies, and for establishing and administering compensation plans and programs for executive officers of the Company. Based on recommendations of the Committee, the Board is responsible for approving the compensation for the Chief Executive Officer.

Overall Compensation Philosophy and Objectives

The Company’s executive compensation programs are designed to provide competitive annual and long-term compensation and to encourage executive officers to focus on maximizing shareholder value through superior performance. The programs are based on the philosophy that the financial interests of the Company’s executive officers should be aligned closely with those of its shareholders and that overall compensation should be linked to the short-term and long-term performance of the Company, of individual business units of the Company, and of the individual executive officer. Accordingly, the Company’s executive compensation programs are structured and administered applying the following principles:

•	Competitiveness. Consistent with the Company’s performance, total compensation for executive officers is targeted to produce pay competitive with the total compensation paid by a comparison group of companies that compete for executives of similar talent, including several direct competitors. The Committee believes that providing competitive total compensation opportunities for executive officers is an important element in the Company’s ability to attract and retain motivated and effective executives.

In determining executive officer compensation for 2002, the Committee used market data regarding the compensation paid for similar positions by other large companies with annual revenues ranging from $6 billion to $10 billion, as provided through a survey conducted by a nationally recognized independent compensation consulting firm. These comparison companies included a broad cross-section of companies that can be expected to compete directly with the Company for employees, investors and business, and do not focus specifically on companies that form the Dow Jones Transportation Average (described in the Performance Graph included in this Proxy Statement). Since the job market for the Company’s executives is not limited to the Company’s industry, and since the Company’s most direct competitors for executive talent are not necessarily all of the companies that would be included in a peer group established to compare shareholder returns, the comparison group is not the same as the peer group index in the Comparison of Five Year Cumulative Total Return graph included in this Proxy Statement.

•	Performance-Based. A substantial portion of the total compensation package for executive officers is at risk and consists of performance-based cash and equity incentives that link executive compensation to Company financial and non-financial results, and individual performance. Performance incentives provide rewards for achieving strategic, operating and financial results, motivate executive officers and encourage a dedicated focus on building value for shareholders over time.

•	Aligned with Interests of Shareholders. A significant portion of each executive officer’s total compensation is linked directly to the achievement of specific, measurable performance results which are intended to create both short-term and long-term value for the shareholders. In addition, executive officers are expected to acquire and hold significant amounts of the Company’s stock. At year-end, CSX executives and employees owned directly or beneficially approximately 15.8 million shares, which is approximately 7.4 percent of all shares outstanding.

Components of Compensation

The total compensation package for executive officers during 2002 was composed of three key elements: (a) base salary; (b) short-term incentives; and (c) long-term incentives.

In establishing and administering each of these components, the Committee considers: (1) current market data regarding the compensation paid for similar positions by the comparison companies, and (2) achievement against Company financial and non-financial objectives, and individual performance objectives that are established for each performance period by the Committee. The Committee’s intent is to provide total compensation packages for executive officers approximating the 65th percentile of the total compensation paid for similar positions by the comparison companies, when competitive performance results are achieved. The Company’s total compensation components are described below.

Base Salary

The Committee determines a salary for each Named Executive Officer and certain other executive officers based upon the Committee’s assessment of the individual’s performance and contribution to the Company’s objective performance goals. Base salaries for 2001 and 2002 generally were targeted to be at the 50th percentile of salaries paid for similar positions by the comparison companies. Base salaries of executive officers are reviewed in February of each year with adjustments, if any, based upon the then-current market data for the comparison companies, individual executive performance and the executive’s contributions to the Company. Based upon the criteria described above, each of the named executive officers, except Mr. Snow, received a pay increase in 2002. Reflecting both individual performance and competitive pay considerations for a Chief Executive Officer, the Committee increased Mr. Ward’s salary in 2003 to $850,000. In addition, considering both individual performance and competitive pay levels, the Committee increased the salary of Mr. Grassi by 4.1 percent. In lieu of a salary increase, Mr. Goodwin received a lump sum payment of $20,000.

Short-Term Incentives

The short-term compensation incentives available for executive officers of the Company are composed of annual cash incentive bonuses and, in certain circumstances, additional discretionary cash bonuses in recognition of exceptional strategic contributions and performance. These short-term incentives are established and awarded with the objective of bringing total annual cash compensation (base salary plus bonus) to approximately the 75th percentile of the comparison companies, assuming achievement of competitive performance levels.

Named Executive Officers are awarded annual cash incentive bonuses under the Company’s shareholder-approved Senior Executive Incentive Plan (“SEIP”) based on Company operating income results. The Committee has the authority, in its sole discretion, to make adjustments to bonus awards under the SEIP to reflect (1) the impact of unplanned events; (2) performance below other financial or strategic objectives (including earnings per share, the Company’s operating ratio, operating income and cash available to the Company, and the performance of the Company’s subsidiaries); and (3) an executive’s individual performance based on such factors as the Committee deems appropriate.

For 2002, the formula for annual cash incentive payout based upon operating income resulted in an award of an annual cash incentive bonus to each of the Named Executive Officers. After considering all performance factors, Mr. Ward recommended that the Committee reduce such awards for all executive officers. Based upon overall corporate results, where the Company fell short of its financial objectives, yet continued to significantly improve the operating results of the Company, the Committee approved awards of $810,000, $312,750, and $265,000 to Messrs. Snow, Ward, and Goodwin, respectively. Based upon the performance of CSX Lines LLC, which well exceeded its performance target while also preparing for and conducting what ultimately became successful negotiations for the conveyance of the business unit in 2003 to a joint venture formed by The Carlyle Group, the Committee approved an incentive payment of $441,600 for Mr. Raymond. At CSX World Terminals LLC, the business unit missed its performance target, but achieved significant progress in a number of strategic areas. The Committee approved an incentive payment of $252,945 for

Mr. Grassi. In each instance, the Committee exercised its discretion under the SEIP to make downward adjustments, reducing the annual cash incentive bonuses otherwise payable under the SEIP.

Other executive officers and key employees of the Company are awarded annual cash incentive bonuses under the Company’s Management Incentive Compensation Plan (“MICP”). Awards are based on the Committee’s evaluation of the executive’s performance and such other objective measures and other factors as the Committee deems appropriate. For 2002, each executive officer other than the Named Executive Officers received a cash incentive bonus under the MICP.

Long-Term Incentives

The long-term compensation incentives available for executive officers of the Company are composed primarily of equity-based incentive awards. In 2002, awards granted under the CSX Omnibus Incentive Plan (the “COIP”) included stock options and restricted stock. The primary form of long-term incentive compensation provided to the Named Executive Officers is non-qualified stock options, where the executive only gains from the award when all shareholders gain from increased stock price. Prior to 2002, Named Executive Officers also participated in a long-term cash plan, which was subsequently discontinued.

The long-term incentive compensation opportunity granted to each executive officer, including Named Executive Officers, is based upon individual executive performance and impact on the Company and competitive market grant levels for similar positions made by the comparison companies. The stock option awards help link the long-term interests of executive officers with those of shareholders. In aligning the interests of executives with those of shareholders, the Committee is also aware of the potential impact of option awards on future equity appreciation. It is the Committee’s belief that the current annual program of competitive awards allows the Company to manage the level of option awards outstanding and to provide all CSX shareholders with improved returns.

In 2002, the Committee approved the grant of stock options, based on the criteria described above, to the Named Executive Officers. These grants are set forth in “Option/SAR Grants in Last Fiscal Year.” The Committee also recommended, and the Board approved, grants of stock options to executive officers other than Named Executive Officers and approximately 1,200 other key employees in 2002. The Compensation Committee concluded that the stock option grants were appropriate for the purpose of ensuring executive officer retention and providing incentives during the continued turnaround of the Company.

In 1998, the Company established the Market Value Cash Plan (the “Cash Plan”) to allow participants to receive current cash payments based on sustained increases in the market price for the Company’s stock. The Named Executive Officers and most of the executive officer group elected to waive their rights to certain benefits available to them under the Company’s Stock Purchase and Loan Plan in order to participate in the Cash Plan. Under the Cash Plan, participants were awarded units that are used to determine the cash amount to be paid when each of a series of predetermined Company stock price targets are met and sustained for a period of at least 15 business days. During 2002, the performance targets were not met. Accordingly, during 2002, no payments were made under the Cash Plan. No further awards under the Cash Plan are expected. Outstanding awards under the plan expire in 2003.

Stock Ownership Guidelines for 2002

In addition to long-term incentive awards, the Committee believes that to link the interests of executive officers to those of the Company’s shareholders, it is also necessary that executive officers own a significant amount of the Company’s stock. The Committee maintains the following formal stock ownership guidelines:

Position	Minimum Aggregate Value Equivalent
Chief Executive Officer	6 times base salary
Vice Chairmen, Business Unit Presidents, and Executive Vice Presidents	4 times base salary
Senior Vice Presidents	3 times base salary
Vice Presidents	2 times base salary
Assistant Vice Presidents, General Managers, and Equivalent	1 times base salary

These guidelines are generally at or above the stock ownership guidelines of the comparison companies. As of December 27, 2002, each Named Executive Officer owned more than the indicated amount of the Company’s stock.

2002 Compensation for the Chief Executive Officer

In 2002, the Company’s most highly compensated executive was John W. Snow, Chairman and Chief Executive Officer. Mr. Snow’s performance was reviewed by the Committee in 2002 and discussed with the non-employee directors of the Company.

Under the SEIP, operating income performance of the Company resulted in an award of an annual cash incentive bonus for 2002 for Mr. Snow of approximately $3.3 million. Under the Employment and Consulting Agreement described above (see “Contractual Obligations”), Mr. Snow was entitled to a target annual bonus opportunity of 120 percent of salary earnings if objectives were met, or $1.5 million. Using the same performance and other factors on which awards were made to other Named Executive Officers and pursuant to the executive compensation strategy described earlier in this report and Proxy Statement, the Committee exercised its discretion to make downward adjustments under the SEIP and awarded Mr. Snow an annual cash incentive bonus of $810,000, or approximately 54 percent of his target incentive level. In 2002, Mr. Snow was generally eligible to participate in the same compensation plans available to other Named Executive Officers of the Company.

Shortly after Mr. Snow’s resignation as Chairman and Chief Executive Officer in January 2003 to accept the federal government appointment as Secretary of the Treasury, the Board elected Mr. Ward to the position of Chief Executive Officer. Subsequent to the election of Mr. Ward to the position of Chairman, President and Chief Executive Officer, the Compensation Committee and the Board reviewed Mr. Ward’s terms of employment and increased his annual salary to $850,000.

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount that the Company may deduct for compensation paid to the Chief Executive Officer or any other Named Executive Officer who is employed on the last day of the year. However, performance-based compensation, paid pursuant to a plan that has been approved by shareholders, is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established objective performance goals and the Board committee that establishes such goals consists only of outside directors (as defined for purposes of Section 162(m)). The SEIP and the COIP have been approved by the shareholders of the Company.

The Committee and the Board have considered these requirements. While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated by the Committee and the Board in light of the Company’s overall compensation philosophy and objectives. The Company’s compensation program for Named Executive Officers has both objective and discretionary elements. Generally, the Committee wishes to maximize the

Company’s federal income tax deductions for compensation expense and has, therefore, structured the short-term and long-term incentive elements of executive compensation to meet the requirements for deductibility under Section 162(m). However, the Committee and the Board believe that there are circumstances where the provision of compensation that is not fully deductible may be more consistent with the compensation philosophy and objectives of the Company and/or may be in the best interests of the Company and its shareholders. The Committee’s ability to exercise discretion and to retain flexibility in this regard may, in certain circumstances, outweigh the advantages of qualifying all compensation as deductible under Section 162(m).

The Committee believes that the compensation of executive officers has been appropriately structured and administered so that a substantial component of total compensation is dependent upon, and directly related to, the Company’s performance and total returns to its shareholders.

Compensation Committee

Frank S. Royal, M.D., Chairman

John R. Hall

Robert D. Kunisch

William C. Richardson

  the entire Committee

Jacksonville, Florida

February 12, 2003

ITEM 2: RATIFICATION OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Audit Committee of the Board designated the firm of Ernst & Young LLP as independent certified public accountants to audit and report on CSX’s financial statements for the fiscal year 2003, subject to ratification by the shareholders. Action by shareholders is not required by law in the appointment of independent accountants, but their appointment is being submitted to the shareholders in order to give them the final choice in the designation of independent accountants.

Ernst & Young LLP has no direct or indirect financial interest in CSX or in any of its subsidiaries, nor has it had any connection with CSX or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. Representatives of Ernst & Young LLP will be present at the meeting of shareholders and will be afforded an opportunity to make a statement if they desire to do so. It also is expected they will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR Proposal No. 2.

ITEM 3: SHAREHOLDER PROPOSAL REGARDING POISON PILL PROVISIONS

The following shareholder proposal has been submitted to the Company:

“This topic won an average 60%-yes vote at 50 companies in 2002

This is to recommend that the Board of Directors redeem any poison pill previously issued (if applicable) and not adopt or extend any poison pill unless such adoption or extension has been submitted to a shareholder vote.

Harvard Report

A 2001 Harvard Business School study found that good corporate governance (which took into account whether a company has a poison pill) was positively and significantly related to company value. This study, conducted with the University of Pennsylvania’s Wharton School, reviewed the relationship between the corporate governance index for 1,500 companies and company performance from 1990 to 1999.

Some believe that a company with good governance will perform better over time, leading to a higher stock price. Others see good governance as a means of reducing risk, as they believe it decreases the likelihood of bad things happening to a company.

Since the 1980s Fidelity, a mutual fund giant with $800 billion invested, has withheld votes for directors at companies that have approved poison pills, Wall Street Journal, June 12, 2002.

Council of Institutional Investors Recommendation

The Council of Institutional Investors www.cii.org, an organization of 120 pension funds which invests $1.5 trillion, called for shareholder approval of poison pills. In recent years, various companies have been willing to redeem existing poison pills or seek shareholder approval for their poison pill. This includes Columbia/HCA, McDermott International and Bausch & Lomb. I believe that our company should follow suit and allow shareholder participation.

Shareholder Vote on Poison Pills

Yes on 3”

CSX MANAGEMENT RESPONSE

The CSX Shareholders Rights Plan, or so-called “poison pill,” is designed to protect shareholders of CSX in the event of a hostile take-over bid by giving the Board an opportunity to negotiate on behalf of the shareholders. Essentially, the plan provides that if anyone acquires more than 10% of the Company’s shares without Board approval, the other shareholders will be given the opportunity to purchase additional shares at a greatly reduced price. The effect is to give anyone seeking to purchase control of CSX a strong incentive to deal with the Board, which, in turn, gives the Board the opportunity to insist that the price paid to the CSX shareholders is fair and adequately represents its true value.

Several studies have looked empirically at the effects of shareholder rights plans. A 1995 study by University of Rochester economists Robert Comment and G. William Schwert concluded that the adoption of rights plans had no meaningful effect on the price of the stock of the adopting companies. A 1997 study prepared by the research department of Georgeson & Company determined that companies with shareholder rights plans received $13 billion of additional takeover premiums during the study period from 1992 to 1996, while companies without rights plans may have given up as much as $14.5 billion in value.

The Harvard Business School research study referred to by the proponent of this resolution dealt with poison pills as only one of twenty-four equally weighted factors grouped together for purposes of the study. The study did not attempt to evaluate the effects of any specific item on share values, although the report did have this to say about poison pills:

“For example, there is a long debate, summarized in Comment and Schwert (1995), about the wealth effects and efficacy of poison pills. Notwithstanding this debate, it is clear that poison pills give current management some additional power to resist the control actions of large shareholders. If management uses this power judiciously, then it could possibly lead to an increase in overall shareholder wealth. If management uses this power to maintain private benefits of control, then poison pills would decrease shareholder wealth.”

©2001 by Paul A. Gompers, Joy L. Ishii and Andrew Metrick, Corporate Governance and Equity Prices

The Board of Directors of CSX Corporation does not include any employees of the Company other than the Chairman. The non-management directors, voting separately, have unanimously reaffirmed the decision to retain the CSX Shareholder Rights Plan.

For the foregoing reasons, the Board of Directors recommends a vote AGAINST Proposal No. 3.

March 21, 2003

By Order of the Board of Directors

Stephen R. Larson

Vice President-General Counsel and Corporate Secretary

    Printed on recycled paper

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000000 0000000000 0 0000 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext Holder Account Number C 1234567890 J N T

	☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card	Proxy Access Number:

A  Election of Directors

1. The Board of Directors recommends a vote FOR the listed nominees.

	For Withhold		For Withhold		For Withhold

01—E. E. Bailey		05—R. D. Kunisch		09—W. C. Richardson

02—R. L. Burrus, Jr.		06—S. J. Morcott		10—F. S. Royal, M. D.

03—E. J. Kelly, III		07—D. M. Ratcliffe		11—D. J. Shepard

04—B. C. Gottwald		08—C. E. Rice		12—M. J. Ward

B  Issues

The Board of Directors recommends a vote FOR Item #2.

	For Against Abstain		Yes

2. Appointment of Ernst & Young LLP as independent certified public accountants.		I plan to attend the Annual Meeting.

I consent to receive future proxy statements and annual reports via the Internet.

The Board of Directors recommends a vote AGAINST Item #3.

For Against Abstain

3. Shareholder proposal regarding poison pill provisions.

PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.

C Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.

Sign name as your name appears above. Joint owners sign individually; corporation proxies signed by authorized officer. Indicate if signor is executor, administrator, trustee, etc.

Signature 1—Please keep signature within the box	Signature 2—Please keep signature within the box	Date (mm/dd/yyyy)
/ /

1UPX        HHH        PPPP        001717

Proxy—CSX Corporation

This Proxy is Solicited on Behalf of the Board of Directors For the Annual Meeting on May 7, 2003.

The undersigned hereby appoints Michael J. Ward, Rachel E. Geiersbach, and Stephen R. Larson, or any one of them, with the power of substitution in each, or the designated Trustee of any applicable employee benefit plan, proxies to vote all stock of the undersigned on the following proposals and, in their discretion, upon such other matters as may properly come before the Annual Meeting of Shareholders to be held at the Radisson Airport Hotel and Conference Center on May 7, 2003, and at all adjournments thereof.

(Continued and to be signed on reverse side.)

To Our Shareholders:

TO ATTEND THE ANNUAL MEETING: The Annual Meeting of Shareholders will be held on May 7, 2003 at 10:00 a.m. at the Radisson Airport Hotel and Conference Center, 1375 North Cassady Ave., Columbus, OH 43219. If you would like to attend the meeting, please check the “Will Attend Meeting” box on the reverse side and mail in the postage-paid envelope. If you are voting by telephone or Internet, please follow the prompt to indicate your attendance. You may obtain your admission ticket at the CSX Annual Meeting shareholder registration desk between 8:00 a.m. and 10:00 a.m. on the morning of the meeting. Refreshments will be served beginning at 8:00 a.m.

TO RECEIVE FUTURE ANNUAL REPORTS AND PROXY STATEMENTS BY INTERNET: To take advantage of this offer, please indicate your consent on the reverse side or go to the following web address: www.csxconsent.com and follow the prompts. You may also follow the consent instructions provided as you vote by phone or Internet. You must have access to a computer with Internet access to be eligible. Selecting this option means that you will no longer receive a printed copy of the CSX Annual Report and Proxy Statement unless you request one. Next year you will receive a printed proxy card that will direct you to the Internet web site where the annual report and proxy statement will be posted. By consenting to electronic delivery you will help CSX reduce printing and postage costs, supporting a company-wide effort to reduce costs.

You may cancel your enrollment in this process at any time by written notification to Computershare Investor Services, 2 North LaSalle Street, Chicago, IL 60602.

TO VIEW THE ANNUAL REPORT AND PROXY STATEMENT ONLINE: Please visit our website: www.csx.com/?fuseaction=investor.publications

TO VOTE: Whether or not you are able to attend the Annual Meeting of Shareholders, it is important that your shares be represented, no matter how many shares you own. Listed below are instructions on how to vote for the election of directors and all other proposals. You may vote by telephone, over the Internet, or by mail.

Internet, Telephone and Mailing Instructions

The methods below are quick, easy and available 24 Hours a day 7 days a week through Tuesday, May 6, 2003.

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. Have this proxy card in hand when you call.

•	Call toll free 1-866-516-0983 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.		•	Go to the following web site: WWW.COMPUTERSHARE. COM/US/PROXY	•	Complete and sign the Proxy card.

•	Enter the Holder Account Number (excluding the letter “C”) and Proxy Access Number located on the reverse side.		•	Enter the information requested on your computer screen and follow the simple instructions.	•	Return the proxy card in the postage-paid envelope addressed to CSX, Computershare Investor Services, P.O. Box 2000, Bedford Park, IL 60499-9910.

•	Follow the simple recorded instructions.				•	Mailed proxies should be received no later than Tuesday, May 6, 2003.
	Option 1:	To vote as the Board of Directors recommends on ALL proposals: Press 1.

When asked, please confirm your vote by pressing 1.

	Option 2:	If you choose to vote on EACH proposal separately, press 0 and follow the simple recorded instructions.

PLEASE DO NOT VOTE BY MORE THAN ONE METHOD; THE LAST VOTE RECEIVED WILL BE THE OFFICIAL VOTE.

Proxies submitted by telephone or the Internet must be received by 12:00 midnight, Eastern Time on Tuesday, May 6, 2003.

THANK YOU FOR VOTING